As filed with the Securities and Exchange Commission on September 14, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mylan N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	2834	98-1189497
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Building 4, Trident Place

Mosquito Way, Hatfield

Hertfordshire, AL10 9UL England

Tel: +44 (0) 1707-853-000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John D. Sheehan

Executive Vice President and

Chief Financial Officer

Mylan N.V.

c/o Mylan Inc.

1000 Mylan Boulevard

Canonsburg, Pennsylvania 15317

Tel: (724) 514-1800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to

Bradley L. Wideman, Esq. Vice President, Associate General Counsel, Securities and Assistant Secretary Mylan N.V. c/o Mylan Inc. 1000 Mylan Boulevard Canonsburg, Pennsylvania 15317 Tel: (724) 514-1800	William V. Fogg, Esq. Johnny G. Skumpija, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY 10019 Tel: (212) 474-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Ordinary shares, nominal value €0.01 per share	69,750,000 shares	$47.47	$3,311,032,500.00	$261,546.74

(1)	Represents the number of ordinary shares of Mylan N.V. (the “Registrant”) issued to, and still owned by, certain subsidiaries of Abbott Laboratories (“Abbott”) pursuant to the Amended and Restated Business Transfer Agreement dated as of November 4, 2014 (the “Business Transfer Agreement”), among the Registrant, Mylan Inc., Moon of PA, Inc. and Abbott. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the ordinary shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee computed pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of our ordinary shares on the NASDAQ Global Select Market on September 4, 2015.
(3)	A portion of the registration fee was previously paid in connection with the registration of the 69,750,000 ordinary shares offered hereby (the “Previously Registered Shares”) under the Registration Statement on Form S-3 (File No. 333-202345) originally filed with the Securities and Exchange Commission on February 27, 2015 (the “Prior Registration Statement”). On September 11, 2015, we filed a post-effective amendment to the Prior Registration Statement, which deregistered the Previously Registered Shares. Accordingly, pursuant to Rule 457(p) under the Securities Act, $123,195.24 in filing fees paid in connection with the Previously Registered Shares that were unsold under the Prior Registration Statement, is being applied to offset a portion of the registration fee for the ordinary shares registered under this Registration Statement.

PROSPECTUS

MYLAN N.V.

69,750,000 Ordinary Shares

This prospectus relates solely to the resale of up to an aggregate of 69,750,000 of our ordinary shares by the selling shareholders identified in this prospectus. We are registering the offer and sale of the ordinary shares on behalf of the selling shareholders.

The ordinary shares offered under this prospectus were issued to the selling shareholders in a private placement in connection with our acquisition of the non-U.S. developed markets specialty and branded generics business (the “EPD Business”) of Abbott Laboratories (“Abbott”), as described under the heading “Mylan N.V.” on page 1 of this prospectus.

The selling shareholders may offer the ordinary shares from time to time as they may determine through public or private transactions or through other means described under the heading “Plan of Distribution” of this prospectus at fixed or privately negotiated prices. The prices at which the selling shareholders may sell the ordinary shares may be determined by the prevailing market prices for the ordinary shares at the time of sale, may be different than such prevailing market prices, or may be determined through negotiated transactions with third parties. We will not receive any of the proceeds from the sale by the selling shareholders of any of the ordinary shares offered by this prospectus. We have agreed to pay all fees and expenses relating to registering the ordinary shares, except the fees and expenses of outside counsel, accountants, advisors, and other representatives for the selling shareholders incurred in connection with any registration or offering of our ordinary shares. The selling shareholders will pay any underwriting discounts, selling commissions, and/or similar charges incurred in connection with any sale of any ordinary shares.

Because all of the ordinary shares offered under this prospectus are being offered by the selling shareholders, we cannot currently determine the price or prices at which our ordinary shares may be sold under this prospectus.

We are considered the successor to Mylan Inc. for certain purposes under both the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including for purposes of our eligibility to file registration statements on Form S-3. See “Mylan N.V.” on page 1 of this prospectus.

Our ordinary shares are listed on the NASDAQ Global Select Market (“NASDAQ”) and trade under the symbol “MYL.”

Investing in our ordinary shares involves risks. You should carefully consider the information referred to under the heading “Risk Factors” on page 2 of this prospectus and under similar headings in any prospectus supplement, and in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated September 14, 2015

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ABOUT THIS PROSPECTUS

This prospectus is a part of a resale registration statement on Form S-3 (the “Registration Statement”) that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, the selling shareholders may offer and sell an aggregate of up to 69,750,000 of our ordinary shares, from time to time, in one or more offerings, in any manner described under the heading “Plan of Distribution” in this prospectus.

In some cases, the selling shareholders will also be required to provide a prospectus supplement containing specific information about the terms on which they are offering and selling our ordinary shares. We may also add information to this prospectus or update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus and any prospectus supplement, as well as any post-effective amendments to this Registration Statement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

We are responsible only for the information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement. Neither we nor the selling shareholders have authorized any other person to provide you with information that is different from, or in addition to, that contained in this prospectus and any accompanying prospectus supplement or any of the materials incorporated by reference into this prospectus and any accompanying prospectus supplement. You should assume that the information appearing in this prospectus and any prospectus supplement or in any documents incorporated by reference herein or therein is accurate only as of the date of the applicable document. Our business, financial condition, results of operations, and prospects may have changed since that date. Except as required by law, neither we nor the selling shareholders undertake any obligation to update any statements herein for revisions or changes after the date of this prospectus.

This prospectus and any accompanying prospectus supplement do not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction in which or from any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction.

In this prospectus, except as otherwise indicated, “we,” “our,” and “us” refer to Mylan N.V., a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands that was formerly named New Moon B.V., and its consolidated subsidiaries, and “Mylan Inc.” refers to Mylan Inc., a Pennsylvania corporation, and its consolidated subsidiaries. We are considered the successor to Mylan Inc. for certain purposes under both the Securities Act and the Exchange Act, including for purposes of our eligibility to file registration statements on Form S-3. See “Mylan N.V.” on page 1 of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website from which interested parties can electronically access our SEC filings, including the Registration Statement of which this prospectus forms a part and the exhibits and schedules thereto. The address of that site is http://www.sec.gov. Our Internet website address is www.mylan.com. Information on our website does not constitute a part of this prospectus.

We have filed with the SEC the Registration Statement, including exhibits and schedules filed with the Registration Statement, of which this prospectus is a part, under the Securities Act, with respect to our ordinary shares offered by this prospectus. This prospectus, filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our ordinary shares, you should refer to the Registration Statement to which this prospectus relates, including the exhibits and schedules to the Registration Statement. This prospectus summarizes what we consider to be material provisions of certain documents. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document is an exhibit to the Registration Statement or incorporated by reference to such Registration Statement, each statement is qualified in all respects by the exhibit or incorporated document to which the reference relates. Copies of the Registration Statement, including the exhibits and schedules to the Registration Statement, may be examined without charge at the Public Reference Room of the SEC, in the manner described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be part of this prospectus, except for any information that is superseded or modified by information included directly in this prospectus. We are considered the successor to Mylan Inc. for certain purposes under both the Securities Act and the Exchange Act, including for purposes of incorporation of certain documents by reference.

This prospectus incorporates by reference the documents filed with the SEC listed below (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). They contain important information about us, our financial condition and other matters.

•	Mylan Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 2, 2015 (amended April 30, 2015);

•	our Quarterly Reports on Form 10-Q for the three months ended June 30, 2015, filed on August 6, 2015, and for the three months ended March 31, 2015, filed on May 8, 2015;

•	our Current Reports on Form 8-K filed on February 27, 2015 (amended March 26, 2015), February 27, 2015, April 3, 2015, April 6, 2015, April 8, 2015, April 24, 2015, April 29, 2015, May 1, 2015, May 7, 2015, June 1, 2015, June 8, 2015, June 11, 2015, June 15, 2015, June 19, 2015, July 21, 2015, July 23, 2015, July 27, 2015, July 27, 2015, August 6, 2015, August 7, 2015 and September 2, 2015;

•	our Proxy Statement on Schedule 14A filed on July 28, 2015;

•	Mylan Inc.’s Proxy Statements on Schedule 14A filed on December 24, 2014 (regarding the EPD Business) and March 10, 2014; and

•	our Registration Statement on Form S-4/A filed with the SEC on September 9, 2015.

In addition, any future filings we and/or our predecessor make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) after the date of the Registration Statement and prior to the completion or termination of the offering of all ordinary shares under this prospectus and any prospectus supplement are incorporated by reference into this prospectus.

Any statement contained herein or in any document incorporated by reference herein shall be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

You can obtain any of the documents listed above from the SEC through the SEC’s website at the address described above or from us by requesting them in writing or by telephone at the following address:

Mylan N.V.

Building 4, Trident Place,

Mosquito Way, Hatfield

Hertfordshire, AL10 9UL England

Tel: +44 (0) 1707-853-000

These documents are available from us without charge, excluding any exhibits other than those that are specifically incorporated by reference in this prospectus.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about the EPD Transaction (as defined in “Mylan N.V.” on page 1 of this prospectus), benefits and synergies of the EPD Transaction, future opportunities for us and products and any other statements regarding our future operations, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition and other expectations and targets for future periods. These often may be identified by the use of words such as “will,” “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue,” “target” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties related to our proposed acquisition of Perrigo Company plc (“Perrigo”), a public limited company incorporated under the laws of Ireland (the “Perrigo Acquisition”), including as to the timing of the offer and a compulsory acquisition, whether Perrigo will cooperate with Mylan and whether Mylan will be able to consummate the offer and a compulsory acquisition, the possibility that competing offers will be made, the possibility that the conditions to the consummation of the offer will not be satisfied, and the possibility that Mylan will be unable to obtain regulatory approvals for the offer or be required, as a condition to obtaining regulatory approvals, to accept conditions that could reduce the anticipated benefits of the offer; the ability to meet expectations regarding the accounting and tax treatments of the proposed Perrigo Acquisition and the EPD Transaction; changes in relevant tax and other laws, including but not limited to changes in healthcare and pharmaceutical laws and regulations in the U.S. and abroad; the integration of Perrigo and the EPD Business being more difficult, time-consuming, or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients, or suppliers) being greater than expected following the proposed Perrigo Acquisition and the EPD Transaction; the retention of certain key employees of Perrigo and the EPD Business being difficult; the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with the proposed Perrigo Acquisition and the EPD Transaction within the expected time-frames or at all and to successfully integrate Perrigo and the EPD Business; expected or targeted future financial and operating performance and results; the capacity to bring new products to market, including but not limited to where Mylan uses its business judgment and decides to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); any regulatory, legal, or other impediments to our ability to bring new products to market; success of clinical trials and our ability to execute on new product opportunities; the scope, timing, and outcome of any ongoing legal proceedings and the impact of any such proceedings on financial condition, results of operations and/or cash flows; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-

party relationships; the impact of competition; changes in the economic and financial conditions of the businesses of Mylan, Perrigo, or the combined company; the inherent challenges, risks, and costs in identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products or assets and in achieving anticipated synergies; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with accounting principles generally accepted in the United States of America and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with our business activities, see the risks described under the heading “Risk Factors” in Mylan Inc.’s Proxy Statement on Schedule 14A for the Special Meeting of Mylan Inc. Shareholders filed December 24, 2014, our Proxy Statement on Schedule 14A for the Extraordinary General Meeting of Mylan N.V. Shareholders filed July 28, 2015, our Registration Statement on Form S-4/A filed September 9, 2015, our Quarterly Reports on Form 10-Q for the periods ended June 30, 2015 and March 31, 2015 and our other filings with the SEC and the risks and uncertainties associated with the business activities of Mylan Inc. described in Mylan Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Mylan Inc.’s other filings with the SEC. You can access our and Mylan Inc.’s filings with the SEC through the SEC website at www.sec.gov, and we strongly encourage you to do so. We undertake no obligation to update any statements herein for revisions or changes after the date of the prospectus.

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MYLAN N.V.

We are a leading global pharmaceutical company, which develops, licenses, manufactures, markets and distributes generic, branded generic and specialty pharmaceuticals. We are committed to setting new standards in health care, and our mission is to provide the world’s 7 billion people access to high quality medicine. To do so, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what’s right, not what’s easy; and impact the future through passionate global leadership.

We offer one of the industry’s broadest product portfolios, including around 1,400 marketed products, to customers in about 145 countries and territories. We operate a global, high quality vertically-integrated manufacturing platform, which includes approximately 40 manufacturing facilities around the world and one of the world’s largest active pharmaceutical ingredient operations. We also operate a strong research and development network that has consistently delivered a robust product pipeline. Additionally, we have a specialty business that is focused on respiratory and allergy therapies.

On July 13, 2014, we entered into a definitive agreement with Abbott Laboratories (“Abbott”) to acquire the non-U.S. developed markets specialty and branded generics business of Abbott (the “EPD Business”) in an all-stock transaction. On November 4, 2014, we and Abbott entered into the Amended and Restated Business Transfer Agreement among us, Mylan Inc., Moon of PA, Inc. and Abbott (the “Business Transfer Agreement”), implementing the EPD Transaction, as defined below. The EPD Transaction closed on February 27, 2015 after receiving approval from Mylan Inc.’s shareholders on January 29, 2015. At closing, Abbott transferred the EPD Business to us in exchange for 110,000,000 of our ordinary shares. Immediately following the transfer of the EPD Business, Mylan Inc. merged with one of our wholly owned subsidiaries (together with the transfer of the EPD Business, the “EPD Transaction”), with Mylan Inc. becoming our wholly owned indirect subsidiary. Mylan Inc.’s outstanding common stock was exchanged on a one to one basis for our ordinary shares. As a result of the EPD Transaction, our corporate seat is located in Amsterdam, the Netherlands, our principal executive offices are located in Hatfield, Hertfordshire, England and our global headquarters are located in Canonsburg, Pennsylvania.

As a result of the EPD Transaction, as of March 31, 2015, Mylan Inc. shareholders owned approximately 78% of our ordinary shares and Abbott’s subsidiaries owned approximately 22% of our ordinary shares. At the closing date of the EPD Transaction, Mylan N.V., Abbott and certain of its subsidiaries (the “Abbott Shareholders”) entered into the Shareholder Agreement (as defined herein). Following an underwritten public offering by the Abbott Shareholders of a portion of Mylan N.V.’s ordinary shares held by them, which offering closed on April 6, 2015, the Abbott Shareholders collectively owned approximately 14.2% of Mylan N.V.’s outstanding ordinary shares as of the date of this prospectus. See “Selling Shareholders—Shareholder Agreement.”

We are a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands, with its corporate seat (statutaire zetel) in Amsterdam, the Netherlands. Our principal executive offices are located at Building 4, Trident Place, Mosquito Way, Hatfield, Hertfordshire, AL10 9UL, England and our global headquarters are located at 1000 Mylan Blvd., Canonsburg, Pennsylvania 15317. Our ordinary shares are listed on NASDAQ under the symbol “MYL.” Our telephone number is +44 (0) 1707-853-000 and our Internet address is www.mylan.com. Information on our website does not constitute a part of this prospectus. For certain purposes, we are considered the successor to Mylan Inc., and Mylan Inc. is our indirect wholly owned subsidiary. Mylan Inc.’s address is 1000 Mylan Boulevard, Canonsburg, Pennsylvania 15317, and its telephone number is (724) 514-1800. Additional information about us and Mylan Inc. is included in the documents incorporated by reference into this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

RISK FACTORS

In deciding whether to invest in our ordinary shares, you should consider carefully the following risk factors in addition to the other information contained in or incorporated by reference into this prospectus, including the matters addressed under the caption “Disclosure Regarding Forward-Looking Statements” in this prospectus, the risk factors incorporated by reference from Mylan Inc.’s Proxy Statement on Schedule 14A for the Special Meeting of Mylan Inc. Shareholders filed December 24, 2014, our Proxy Statement on Schedule 14A for the Extraodinary General Meeting of Mylan N.V. Shareholders filed July 28, 2015, our Registration Statement on form S-4/A filed September 9, 2015, our Quarterly Reports on Form 10-Q for the periods ended June 30, 2015 and March 31, 2015, and our annual, quarterly, and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. In addition to the risk factors below, you should also read and consider the risks related to the business of Mylan Inc. because these risks also apply to us. These risks can be found in Mylan Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference herein. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

Risks Related to the Ordinary Shares

ABBOTT’S SUBSIDIARIES THAT HOLD ORDINARY SHARES ARE COLLECTIVELY A SIGNIFICANT BENEFICIAL SHAREHOLDER OF OURS AND THE PRESENCE OF A SIGNIFICANT BENEFICIAL SHAREHOLDER MAY AFFECT THE ABILITY OF OUR OTHER SHAREHOLDERS TO EXERCISE INFLUENCE OVER US, ESPECIALLY IN LIGHT OF CERTAIN VOTING OBLIGATIONS UNDER OUR SHAREHOLDER AGREEMENT WITH ABBOTT AND ITS SUBSIDIARIES.

Abbott’s subsidiaries collectively own approximately 14.2% of our outstanding ordinary shares as of the date of this prospectus.

The shares owned by Abbott’s subsidiaries are subject to the terms of the Shareholder Agreement, which requires the Abbott subsidiaries to vote in favor of the director nominees recommended by our board of directors and in accordance with the recommendation of our board of directors on all other matters, subject to certain exceptions for extraordinary transactions. See “Selling Shareholders—Shareholder Agreement” beginning on page 7 of this prospectus. This voting agreement will be in force with respect to ordinary shares owned by Abbott’s subsidiaries so long as they collectively beneficially own at least five percent of our then issued and outstanding ordinary shares. Abbott’s subsidiaries that hold ordinary shares are collectively a significant beneficial shareholder of ours. Having a significant beneficial shareholder that is required in many instances to vote with the recommendation of our board of directors may make it more difficult for our other shareholders to exercise influence over most matters submitted to shareholders for approval, including the election of directors, issuances of securities for equity compensation plans, amendments to the Articles, and shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act. Additionally, such Abbott subsidiaries are obligated, pursuant to the Shareholder Agreement, not to tender any ordinary shares in any tender or exchange offer that our board of directors recommends that the shareholders reject and, if our board of directors has recommended against a transaction, such Abbott subsidiaries are required to vote against such transaction, which may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from seeking to acquire, a majority of our outstanding ordinary shares in a public takeover offer, or control of our board of directors through a proxy solicitation. See “Selling Shareholders—Shareholder Agreement” beginning on page 7 of this prospectus.

WE MAY BE OR BECOME TAXABLE IN A JURISDICTION OTHER THAN THE UNITED KINGDOM OR THE NETHERLANDS AND MAY REMAIN A DUAL RESIDENT COMPANY FOR TAX PURPOSES FOR AN INDETERMINATE TIME AND THIS MAY INCREASE THE AGGREGATE TAX BURDEN ON US.

Based on our current management structure and current tax laws of the United States, the United Kingdom, and the Netherlands, as well as applicable income tax treaties, and current interpretations thereof, we aim to be tax resident solely in the United Kingdom for the purposes of the Netherlands-U.K. tax treaty. We have requested, but have not obtained, binding rulings from the competent authorities in the United Kingdom and in the Netherlands confirming this treatment. We will therefore be tax resident in both the U.K. and the Netherlands for an indeterminate time. The principal consequence to our Netherlands tax residency is that we will remain required to withhold Netherlands tax on dividends and proceeds from repurchases and redemptions of our shares, in each case, paid to our shareholders. We are only required to withhold from proceeds of repurchases and redemptions of our ordinary shares to the extent they exceed the average capital paid into those shares for Netherlands tax purposes. However, we currently do not have the intention to pay dividends, as outlined in the risk factor entitled, “We do not anticipate paying dividends for the foreseeable future, and our shareholders must rely on increases in the trading price of the ordinary shares to obtain a return on their investment.” If we did pay dividends, or should we repurchase or redeem our shares, the Netherlands withholding tax may be a burden on us or our shareholders. Even if the above rulings are granted, the applicable tax laws or interpretations thereof may change, or the assumptions on which such rulings were based may differ from the facts. As a consequence, we may be or become a tax resident of a jurisdiction other than the United Kingdom or the Netherlands and/or may remain a dual resident company for tax purposes. As a consequence, our overall effective income tax rate and income tax expense could materially increase, which could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or ordinary share price.

PROVISIONS IN OUR GOVERNANCE ARRANGEMENTS OR THAT ARE OTHERWISE AVAILABLE UNDER DUTCH LAW COULD DISCOURAGE, DELAY, OR PREVENT A CHANGE IN CONTROL OF US AND MAY AFFECT THE MARKET PRICE OF OUR ORDINARY SHARES.

Some provisions of our governance arrangements that are available under Dutch law, such as our grant to a Dutch foundation (stichting) of a call option to acquire preferred shares to safeguard the interests of the Company, its businesses and its stakeholders against threats to our strategy, mission, independence, continuity and/or identity, may discourage, delay, or prevent a change in control of us, even if such a change in control is sought by our shareholders.

WE DO NOT ANTICIPATE PAYING DIVIDENDS FOR THE FORESEEABLE FUTURE, AND OUR SHAREHOLDERS MUST RELY ON INCREASES IN THE TRADING PRICE OF THE ORDINARY SHARES TO OBTAIN A RETURN ON THEIR INVESTMENT.

We do not anticipate paying dividends in the immediate future. We anticipate that we will retain all earnings, if any, to support our operations and to pursue additional transactions to deliver additional shareholder value. Any future determination as to the payment of dividends will, subject to Dutch law requirements, be at the sole discretion of our board of directors and will depend on our financial position, results of operations, capital requirements, and other factors our board of directors deems relevant. Holders of our ordinary shares must rely on increases in the trading price of their shares to obtain a return on their investment in the foreseeable future.

THE MARKET PRICE OF THE ORDINARY SHARES MAY BE VOLATILE, AND THE VALUE OF YOUR INVESTMENT COULD MATERIALLY DECLINE.

Investors who hold our ordinary shares may not be able to sell their shares at or above the price at which they purchased such shares. The share price of our ordinary shares has fluctuated materially from time to time, and we cannot predict the price of the ordinary shares at any given time. The risk factors described herein and in the documents incorporated by reference into this prospectus could cause the price of the ordinary shares to fluctuate materially. In addition, the stock market in general, including the market for generic and specialty pharmaceutical companies, has experienced price and volume fluctuations. These broad market and industry factors may materially harm the market price of the ordinary shares, regardless of our operating performance. In addition, the price of the ordinary shares may be affected by the valuations and recommendations of the analysts who cover us, and if our results do not meet the analysts’ forecasts and expectations, the price of the ordinary shares could decline as a result of analysts lowering their valuations and recommendations or otherwise. In the past, following periods of volatility in the market and/or in the price of a company’s stock, securities class-action litigation has often been instituted against other companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, results of operations, cash flows, and/or ordinary share price. We also may undertake additional offerings of ordinary shares or of securities convertible into or exchangeable or exercisable for ordinary shares. The resulting increase in the number of the ordinary shares issued and outstanding and the possibility of sales of such ordinary shares or such securities convertible into or exchangeable or exercisable for ordinary shares after any such additional offerings may depress the future trading price of the ordinary shares. In addition, if additional offerings occur, the voting power of our then existing shareholders may be diluted.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our ordinary shares by the selling shareholders. All proceeds from the sale of our ordinary shares pursuant to this prospectus will be for the accounts of the selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders may from time to time offer and sell any or all of our ordinary shares set forth below pursuant to this prospectus. When we refer to “selling shareholders” in this prospectus, we mean each person listed in the table below and their permitted transferees under the Shareholder Agreement (as defined herein).

Each of the selling shareholders is a wholly-owned, indirect subsidiary of Abbott. The ordinary shares held by the selling shareholders were issued by us pursuant to an exemption from the registration requirements of the Securities Act in connection with our acquisition of the EPD Business pursuant to the Business Transfer Agreement.

The following table sets forth, as of the date of this prospectus, the names of the selling shareholders for whom we are registering our ordinary shares for resale to the public and the number of ordinary shares that the selling shareholders may offer pursuant to this prospectus. We have filed with the SEC, under the Securities Act, the Registration Statement with respect to the resale of our ordinary shares from time to time by the selling shareholders, and this prospectus forms a part of the Registration Statement.

Assuming that the selling shareholders sell all of our ordinary shares beneficially owned by them that have been registered by us and do not acquire any additional shares, the selling shareholders will not own any ordinary shares. We cannot advise as to whether the selling shareholders will in fact sell any or all of such ordinary shares. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. The percentages of ordinary shares owned set forth below are based on the number of our ordinary shares issued and outstanding as of September 4, 2015.

Selling Shareholder(2)	Ordinary Shares Owned Prior to the Offering		Maximum Number of Ordinary Shares That May Be Sold in the Offering	Ordinary Shares Owned Following the Offering(1)
	Number	%		Number	%
Abbott Products, a private unlimited company organized and existing under the laws of the Republic of Ireland(3)	62,782,018	12.77	62,782,018	0	0
Abbott Investments Luxembourg S.à r.l., a Luxembourg private limited company (Société àresponsabilité limitée) organized under the Laws of Luxembourg	6,967,982	1.42	6,967,982	0	0

(1)	Assuming that all ordinary shares beneficially owned by the selling shareholders are sold in one or more offering transactions.

(2)	The ordinary shares held by the selling shareholders were issued by us in a private placement in connection with our acquisition of the EPD Business pursuant to the Business Transfer Agreement. Upon the consummation of the EPD Transaction on February 27, 2015, we acquired the EPD Business in exchange for 110,000,000 of our ordinary shares. In April 2015, pursuant to an underwritten public offering, Abbott’s subsidiaries sold 40,250,000 of the 110,000,000 ordinary shares they received in connection with our acquisition of the EPD Business.

(3)	On July 28, 2015, Abbott Products executed a joinder to the Shareholder Agreement in connection with the permitted transfer by Abbott Established Products Holdings (Gibraltar) Limited of its 62,782,018 ordinary shares to Abbott Products.

Shareholder Agreement

As a condition to the consummation of the EPD Transaction, we, Abbott Laboratories and certain subsidiaries of Abbott Laboratories entered into the Shareholder Agreement, dated as of February 27, 2015 (the “Shareholder Agreement”). The Shareholder Agreement sets forth certain terms and conditions concerning our ordinary shares owned by the selling shareholders, which represented approximately 14.2% of our outstanding ordinary shares as of the date of this prospectus. For the purposes of this summary, Abbott Laboratories and its controlled affiliates (including those that are selling shareholders) are referred to collectively as “Abbott.”

Voting

So long as Abbott beneficially owns at least five percent of our ordinary shares, Abbott is required to vote each Mylan N.V. voting security (i) in favor of all those persons nominated and recommended to serve as directors of our board of directors or any applicable committee thereof and (ii) with respect to any other action, proposal, or matter to be voted on by our shareholders (including through action by written consent), in accordance with the recommendation of our board of directors or any applicable committee thereof. However, Abbott is free to vote at its discretion in connection with any proposal submitted for a vote of our shareholders in respect of (a) the issuance of equity securities in connection with any merger, consolidation, or business combination of Mylan N.V., (b) any merger, consolidation, or business combination of Mylan N.V. or (c) the sale of all or substantially all of our assets, except where such proposal has not been approved or recommended by our board of directors, in which event Abbott must vote against the proposal.

Standstill Restrictions

So long as Abbott beneficially owns any of our ordinary shares, it will not increase its ownership percentage in us beyond the greater of (i) its initial ownership percentage (as reduced to give effect to any subsequent transfers of our ordinary shares) and (ii) five percent. In addition, so long as Abbott beneficially owns five percent or more of our outstanding ordinary shares, Abbott will be subject to additional customary standstill restrictions (subject to customary exceptions), including with respect to: (i) acquiring any of our assets or businesses; (ii) conducting, funding, or otherwise becoming a participant in any tender offer involving our equity securities; (iii) acting in concert with others to seek to control or influence our board of directors or our shareholders; (iv) soliciting proxies with respect to or otherwise influencing the voting of our securities; (v) making any public announcement with respect to or proposing any extraordinary transaction involving us; (vi) calling any meeting of our shareholders, initiating any proposal for action of our shareholders or seeking to elect or remove from our board of directors any director; or (vii) depositing any of our voting securities in a voting trust. Abbott is also prohibited from knowingly advising, assisting, arranging or otherwise entering into discussions with any third party with respect to any of the actions prohibited by the standstill restrictions.

The standstill restriction on acquiring our securities does not apply to: (a) acquisitions resulting from a stock split, stock dividend, reorganization, recapitalization, combination, or other similar change approved or recommended by our board of directors; or (b) acquisitions made in connection with a transaction in which Abbott acquires a previously unaffiliated business entity that beneficially owns our equity securities so long as Abbott causes our equity securities to be divested within 120 days after consummation of such transaction such that Abbott’s ownership percentage in us is below the ownership percentage set forth in the first sentence of the immediately preceding paragraph.

Transfer Restrictions

Abbott is subject to certain restrictions on its ability to transfer, or enter into a hedging agreement with respect to, our ordinary shares without our consent. Except for certain permitted transfers, Abbott may not transfer beneficial ownership of any of our ordinary shares to certain competitors of ours or to certain activist investors.

Permitted transfers include transfers: (i) to subsidiaries of Abbott that have executed a joinder to the Shareholder Agreement; (ii) in response to a tender or exchange offer that has been approved or recommended by our board of directors; (iii) to us or our subsidiaries; (iv) effected through a public offering or a brokers’ transaction; or (v) subject to certain restrictions, to a counterparty in connection with a hedging arrangement.

Registration Rights

Abbott has customary demand and piggyback registration rights. Abbott has the right to request that we file a registration statement with the SEC in order to register all or part of our ordinary shares that are beneficially owned by Abbott. Abbott is entitled to make no more than seven such requests, each of which must register securities with a minimum aggregate value of $200,000,000. Abbott has exercised this request right by submitting a request that we file the Registration Statement to which this prospectus relates and that such Registration Statement register all of the ordinary shares that were received by Abbott’s subsidiaries upon consummation of the EPD Transaction. We have customary black-out rights for up to 90 days in any 12-month period.

So long as Abbott beneficially owns ten percent or more of our outstanding ordinary shares, Abbott will be subject to customary lock-up agreements for up to 90 days in the case of primary offerings by us of our equity securities, including ordinary shares, with a minimum aggregate value of $500,000,000. However, the aggregate black-out and lock-up restrictions will not be applicable for more than a total of 180 days in any 12-month period. Abbott has customary piggyback registration rights, pursuant to which it may request that its ordinary shares be included in any offering of our securities that we initiate in our own right or on behalf of another shareholder, subject to certain restrictions.

Term/Termination

The Shareholder Agreement will terminate when Abbott no longer beneficially owns any of our ordinary shares issued to Abbott in connection with the EPD Transaction.

Fees and Expenses; Indemnification

We have agreed to pay all fees and expenses relating to registering the ordinary shares, except the fees and expenses of outside counsel, accountants, advisors, and other representatives for the selling shareholders incurred in connection with any registration or offering of our ordinary shares. The selling shareholders will pay any underwriting discounts, selling commissions, and/or similar charges incurred in connection with any sale of any ordinary shares.

The Shareholder Agreement provides for indemnification of us and our directors and officers by the selling shareholders, and of the selling shareholders and their respective directors and officers by us, against certain liabilities.

The foregoing discussion of the Shareholder Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Shareholder Agreement, a copy of which is incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We are registering the ordinary shares covered by this prospectus to permit the selling shareholders to sell our ordinary shares directly to purchasers or through underwriters, broker-dealers, or agents from time to time after the date of this prospectus. The aggregate proceeds to the selling shareholders from the sale of the ordinary shares will be the purchase price of the ordinary shares less any discount and commissions. Each selling shareholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchases of shares to be made directly or through agents.

The selling shareholders and any underwriters, broker-dealers, or agents that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of those ordinary shares may be underwriting discounts and commissions under the Securities Act. The selling shareholders will pay any such underwriting discounts, selling commissions, and/or similar charges incurred in connection with any sale of any ordinary shares.

The selling shareholders and any of their permitted transferees under the Shareholder Agreement may, from time to time, sell any or all of their ordinary shares offered by this prospectus on any stock exchange, market, or trading facility on which the ordinary shares are traded or in private transactions. These sales may be at fixed, varying, or privately negotiated prices. Subject to the limitations set forth in the Shareholder Agreement, the selling shareholders may use any one or more of the following methods when selling the ordinary shares offered by this prospectus:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents to the public or to institutional investors;

•	through a combination of any of these methods of sale; or

•	any other method permitted pursuant to applicable law.

Subject to the limitations set forth in the Shareholder Agreement, in connection with these sales, the selling shareholders may enter into hedging transactions with underwriters, broker-dealers, or other financial institutions that may in turn engage in short sales of our ordinary shares in the course of hedging the positions they assume.

With respect to a particular offering of the ordinary shares held by the selling shareholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this prospectus is a part, will be prepared and will set forth the following information:

•	the specific ordinary shares to be offered and sold;

•	the offering terms, including the name or names of the selling shareholders and any underwriters, dealers, or agents;

•	the purchase price of the securities and the net proceeds to be received by the selling shareholders from the sale and other material terms of the offering;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation and any other offering expenses;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If the selling shareholders use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	privately negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any ordinary shares, the ordinary shares may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the ordinary shares will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the ordinary shares if they purchase any of the ordinary shares.

If indicated in an applicable prospectus supplement, the selling shareholders may sell the ordinary shares through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the ordinary shares and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. The selling shareholders may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase the ordinary shares at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions paid for solicitation of these delayed delivery contracts.

Agents, underwriters and other third parties described above may be entitled to indemnification by the selling shareholders against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters, and such other third parties may be customers of, engage in transactions with, or perform services for the selling shareholders in the ordinary course of business.

To our knowledge, as of the date of this prospectus, there are no plans, arrangements, or understandings between the selling shareholders and any underwriter, broker-dealer, or agent regarding the sale of the ordinary shares by the selling shareholders.

Our ordinary shares are listed on NASDAQ under the symbol “MYL.” Any ordinary shares sold will be listed on NASDAQ upon official notice of issuance.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our ordinary shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

There can be no assurance that the selling shareholders will sell all or any of the ordinary shares offered by this prospectus. Moreover, some of the ordinary shares offered by this prospectus may be sold by the selling shareholders in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

The specific terms of the lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

DESCRIPTION OF ORDINARY SHARES

The following summary of the terms of our ordinary shares does not purport to be complete and is subject to and qualified in its entirety by reference to applicable Dutch law and our articles of association, which we refer to as our Articles. A copy of our Articles has been filed with the SEC and is incorporated by reference as an exhibit to the Registration Statement of which this prospectus is a part. See “Where You Can Find More Information.”

Share Capital

Authorized Share Capital

Our Articles authorize two classes of shares, ordinary shares and preferred shares, each with a nominal value of €0.01 per share. Our authorized share capital is €24,000,000, nominal value, and is divided into 1,200,000,000 ordinary shares, each with a nominal value of €0.01, and 1,200,000,000 preferred shares, each with a nominal value of €0.01.

Issued Share Capital

We have issued 491,701,364 ordinary shares with a nominal value of €0.01 per share as of September 4, 2015. All our ordinary shares are fully paid up and non-assessable. On July 23, 2015, we issued 488,388,431 preferred shares to Stichting Preferred Shares Mylan (a Dutch foundation (stichting)).

Issuance of Shares

Until February 27, 2020, our board of directors (“Board”) may authorize the issuance of shares (including subscription rights thereto) up to our maximum authorized share capital. From and after February 27, 2020, our general meeting of our shareholders (“General Meeting”) will have the power and authority upon a proposal duly made by our Board to so authorize the issuance of shares up to our maximum authorized share capital at the time of such issuance, provided that the General Meeting may delegate to and vest our Board with the power and authority to authorize, from time to time, the issuance of shares up to such maximum amount (but in any event not to exceed our authorized share capital at the time of such issuance) and for such period (but in any event not to exceed a period of five years) as the General Meeting may determine. Each such delegation by the General Meeting may be extended from time to time thereby, provided that no extension will result in such delegation exceeding five years, the maximum period permitted by the applicable provision of Dutch law. Unless otherwise expressly provided therein, any such delegation by the General Meeting to our Board of the power and authority to authorize the issuance of shares will be irrevocable.

The consideration for which any shares will be issued (including any subscriptions rights related thereto), as authorized by the General Meeting or our Board, as applicable, and the terms and conditions of such issuance of shares will be as set forth in the resolution of the General Meeting or our Board, as applicable, authorizing the issuance thereof.

Pre-emptive Rights

Our shareholders have a pre-emptive right with respect to the issuances of our ordinary shares in proportion to the aggregate amount of the ordinary shares held by such shareholder. Our shareholders have no pre-emptive right with respect to the issuances of our preferred shares. Also no pre-emptive right exists upon the issue of shares (i) against payment other than in cash, (ii) to employees of us or our group companies, or (iii) to a party exercising a previously acquired right to subscribe for shares.

Until February 27, 2020, our Board may restrict or exclude any pre-emptive rights with respect to any share issuance (including subscription rights thereto) that our Board is authorized to resolve upon. From and after February 27, 2020, pre-emptive rights may be restricted or excluded with respect to any share issuance (including subscriptions rights thereto) for shares pursuant to a resolution of the General Meeting upon a proposal duly made by our Board, or pursuant to a resolution of our Board if the power and authority to restrict or exclude pre-emptive rights has been delegated to our Board by the General Meeting for such period (but in any event not to exceed five years) as the General Meeting may determine. Each such delegation by the General Meeting may be extended from time to time thereby, provided that no extension will result in such delegation exceeding five years, the maximum period permitted by the applicable provision of Dutch law.

Unless otherwise expressly provided therein, any such delegation by the General Meeting will be irrevocable.

A resolution of the General Meeting to restrict or exclude pre-emptive rights or to delegate to our Board the power and authority to restrict or exclude pre-emptive rights generally requires the approval of a majority of the votes cast at the General Meeting. If less than half of the issued share capital is represented at the meeting, the approval of at least two-thirds of the votes cast at the General Meeting is required.

Composition of Our Board

As of the date of this prospectus, our Board had 13 members. Our Articles require that our Board has at least one executive director and two non-executive directors. Our directors serve one-year terms and our entire Board is up for reelection at each annual General Meeting.

Election and Removal of Directors

Binding Nominations

Our directors are appointed by the General Meeting upon the binding nomination by our Board. The General Meeting may only overrule the binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital. If the General Meeting overrules a binding nomination for director, our Board will promptly make a new binding nomination to be submitted to a subsequent General Meeting. If the Board fails to exercise its right to submit a binding nomination for a director or fails to do so in a timely manner, the General Meeting may nominate and appoint a director (with a majority of at least two-thirds of the votes cast representing more than half of Mylan’s issued share capital), provided that the relevant nominee(s) is/are named in the agenda of the meeting or the explanatory notes thereto.

Removal

Directors may be suspended or removed by the General Meeting, with or without cause, at any time. Our Articles provide that a resolution of the General Meeting to suspend or remove a director pursuant to and in accordance with a proposal by our Board will be passed with an absolute majority of the votes cast. A resolution of the General Meeting to suspend or remove a director other than pursuant to and in accordance with a proposal by our Board will require a two-thirds majority of the votes cast, representing more than half of the issued share capital.

Vacancies

Our Articles provide that in the event of a vacancy, our Board continues to be validly constituted by the remaining directors, and our Board may elect a new director to temporarily fill such vacancy until the next General Meeting and the appointment by the General Meeting of a new director.

In the event all non-executive directors are absent or unable to act, then the executive directors will be authorized to temporarily entrust the tasks and duties of the non-executive directors to one or more other persons. In the event all directors are absent or unable to act, the most recent chairman of our Board and/or such persons that he or she appoints will be temporarily entrusted with the tasks and duties of the non-executive directors until the next General Meeting at which new non-executive directors are appointed, and such persons will be authorized to temporarily entrust the tasks and duties of the executive directors to one or more other persons until the next General Meeting at which a new executive director or directors are appointed.

Transfer of Shares

If our shares are not admitted to trading on a regulated market or multilateral trading facility in a European Economic Area state or comparable stock exchange in a non-European Economic Area state, the issuance and transfer of our ordinary shares will require a notarial deed, executed before a civil law notary officiating in a municipality in the Netherlands. Our ordinary shares are listed on NASDAQ (see “—Listing” below) and, accordingly, the issuance or transfer of our shares, irrespective of which class it concerns, does not require a notarial deed.

Any transfer of our preferred shares is restricted under our Articles and will require the approval of our Board.

Form of Shares

Our ordinary shares have been issued in registered form only. No share certificates will be issued for our ordinary shares, unless our Board in its discretion otherwise determines. A share register will be kept by us or on our behalf.

Repurchase of Our Shares

Under Dutch law, a company may not subscribe for newly issued shares in its own capital. Subject to certain provisions of Dutch law and our Articles, we are permitted to acquire fully paid up shares of our share capital for such consideration as our Board may determine (but within the boundaries set by the General Meeting), to the extent that (i) the shareholders’ equity less the acquisition price is not less than the sum of the paid-up and called-up part of our capital and the reserves that we are required to maintain pursuant to Dutch law, (ii) the nominal value of the shares to be acquired in our capital, which we hold or hold in pledge or which are held by a subsidiary, does not exceed 50% of the issued capital, and (iii) the acquisition of such shares has been authorized by the General Meeting. Such authorization will be valid for a maximum of 18 months (subject to further authorizations). The General Meeting has granted an 18 month authorization as of February 27, 2015, which will expire on August 27, 2016, and allows our Board to repurchase shares at a price per share consistent with such authorization. Authorization is not required for the acquisition of our ordinary shares listed on NASDAQ for the purpose of transferring the shares to employees under our equity incentive plans. Subject to applicable limits under Dutch law and applicable securities regulation, we may engage in share repurchases in 2016 and 2017; while maintaining our commitment to our investment grade credit rating.

Capital Reduction

At the proposal of our Board, the General Meeting will be permitted to resolve to reduce our issued capital by (i) cancellation of shares held by us, (ii) reducing the nominal value of a specific class of shares to be effected by an amendment of our Articles, or (iii) cancellation of all preferred shares. A reduction of the nominal value of shares of a specific class without repayment will be required to be effected proportionally among all shares of that specific class. A resolution that would result in the reduction of capital requires prior or simultaneous approval of the meeting of each group of holders of shares of the same class whose rights are prejudiced by the reduction. A resolution to reduce capital generally requires a public filing and notice of such filing, allowing our creditors to object to the reduction in capital under specified circumstances and in a manner specified by Dutch law.

Dividends and Other Distributions

Under Dutch law, distributions may be distributed only to the extent the shareholders’ equity exceeds the amount of the paid-up and called-up part of the issued share capital and the reserves that must be maintained under Dutch law or our Articles. Distributions may be made after adoption of the annual accounts by the General Meeting and only upon the recommendation and proposal of our Board.

The profits as they appear from the annual accounts will be distributed as follows:

•	First, if our preferred shares are outstanding, a dividend is distributed to our preferred shares in accordance with our Articles; and

•	Second, our Board will determine which part of the profits remaining after such distribution on our preferred shares, if applicable, will be reserved.

Interim dividends may be declared as provided in our Articles and may be distributed to the extent that the shareholders’ equity exceeds the amount of the paid-up and called-up part of the issued share capital and the required legal reserves as described above as apparent from interim financial statements prepared in accordance with Dutch law.

Annual Meeting of Our Shareholders

Our Articles provide that the annual General Meeting will be held within six months of the end of the financial year in Amsterdam, Rotterdam, The Hague, Bunschoten-Spakenburg, Haarlemmermeer (Schiphol), Schiermonnikoog, Groningen, or Leeuwarden. Annual General Meetings will be convened by our Board or the chairman of our Board (the “Chairman”) in the manner and with reference to the applicable provisions of Dutch law. The notice convening an annual General Meeting will contain the subjects to be dealt with by the General Meeting, the venue and time of the General Meeting, the procedures for participating and exercising voting rights in the General Meeting and the address of our website.

Dutch law provides that the record date for a General Meeting, if any, will be 28 days prior to the date of such General Meeting.

Extraordinary Meetings of Our Shareholders

Dutch law provides that one or more shareholders representing at least one-tenth of our issued share capital may request the Dutch courts to order that a General Meeting be held and may, on their application, be authorized by the court to convene a General Meeting. The court will disallow the application if the applicants have not previously requested the board to convene a General Meeting and the Board has taken the necessary steps so that the General Meeting could be held within six weeks after the request.

In addition, our Articles provide that extraordinary General Meetings will be held as often as the Chairman, or our Board, deems necessary.

Our Articles provide that an extraordinary General Meeting will be held in the manner and with reference to the applicable provisions of Dutch law. The notice convening an extraordinary General Meeting must at least contain the subjects to be dealt with by the General Meeting, the venue and time of the General Meeting, and the procedures for participating and exercising voting rights in the General Meeting and the address of our website.

Dutch law provides that the record date for a General Meeting, if any, will be 28 days prior to the date of such General Meeting.

Advance Notice Procedures for a Shareholder Proposal

Our Articles provide that agenda items or proposed resolutions within the authority of shareholders can only be made by one or more of our shareholders representing at least three percent of our issued capital, must be submitted 60 calendar days before an annual or extraordinary General Meeting, and must otherwise comply with applicable law.

Voting Rights

Each of our ordinary shares and each of our preferred shares confers the right to cast one vote at the General Meeting. As a result, the number of votes that a shareholder may cast equals the number of shares such shareholder holds. Under Dutch law and our Articles, shareholders do not have cumulative voting rights.

Resolutions of the General Meeting are passed by an absolute majority of the votes cast, unless Dutch law or our Articles prescribe a larger majority. Under Dutch law or our Articles, the following matters require at least two-thirds of the votes cast at a meeting if less than half of the issued share capital is present or represented:

•	a resolution to reduce the issued share capital;

•	a resolution to restrict or exclude rights of pre-emption;

•	a resolution to designate our Board as authorized to restrict or exclude rights of pre-emption; or

•	a resolution to enter into a legal merger or a legal demerger (subject to certain limited exceptions).

Quorum

Our Articles provide that insofar as Dutch law or our Articles do not prescribe otherwise, resolutions of the General Meeting must be passed by an absolute majority of votes cast at a General Meeting at which at least one-third of the issued shares are present or represented. Under Dutch law and our Articles, there are special majority and quorum requirements that apply in relation to certain specific resolutions.

Action by Written Consent

Under Dutch law, resolutions of shareholders outside a General Meeting are possible provided the articles of association expressly allow it and subject to certain other conditions. Our Articles permit our shareholders to take action by unanimous written consent.

Amendment of Our Articles

Upon a proposal of our Board, the General Meeting generally will be authorized to resolve to amend our Articles by an absolute majority of votes cast at a General Meeting at which at least one-third of the issued shares are present or represented. However, resolutions of the General Meeting to amend certain enumerated provisions may only be adopted by the General Meeting with a majority of at least 75% of the votes cast, representing more than half of the issued share capital.

This special shareholder vote requirement applies to amendments to the provisions of our Articles that (i) require resolutions of the General Meeting be adopted only pursuant to and in accordance with a proposal by our Board in order to reduce issued share capital; issue ordinary shares or preferred shares; grant rights to subscribe for ordinary and preferred shares, restrict or waive pre-emptive rights with respect to any issuance of, or grant rights to subscribe for, ordinary and preferred shares; delegate the power and authority to take the foregoing actions; approve or enter into any legal merger or demerger; liquidate or dissolve us; make a distribution on our ordinary shares from our profits or reserves; or request that our Board file a petition in bankruptcy with respect to us; (ii) provide that the directors are elected upon the binding nomination of our Board; (iii) provide for the suspension or removal of directors; (iv) govern amendments to our Articles; (v) establish the competent courts of the Amsterdam, the Netherlands as the sole and exclusive forum for certain legal proceedings; and (vi) require certain transactions between us and an “interested person” be approved by a majority of at least 75% of the votes cast, representing more than half of the issued share capital, at the General Meeting. Our Board may resolve to amend the rules of our Board (the “Board Rules”) by the affirmative vote of a majority of our Board.

Duties of Directors

Under Dutch law, the board of directors is collectively responsible for the general affairs of the company and executive directors are responsible for the daily management and operations of the company. Non-executive directors are responsible for providing advice to the board, for supervision of the performance of duties by the directors and general supervision of the business. Directors must act for the benefit of the company and its business, strategy and mission, taking into account the interests of all stakeholders, such as shareholders, creditors, employees, customers, suppliers, relevant patient populations and communities in which Mylan operates and the importance of the sustainable success of the company’s business. Directors may not engage in self-dealing, take actions that are devoid of any business rationale, or violate a company’s governing documents.

Limitations on Liability of Directors

Under Dutch law, directors of a Dutch public limited liability company (naamloze vennootschap) may not be held jointly and severally liable to the company for damages unless the director breaches his or her fiduciary duties and a serious reproach can be made against him or her. Directors may be held liable to third parties for any actions that may give rise to a tort.

The tasks of the executive and non-executive directors in a one-tier board such as our Board may be allocated under or pursuant to our Articles or the Board Rules, provided that the General Meeting has stipulated whether a director is appointed as executive or as non-executive director and furthermore provided that the task to supervise the performance by the directors of their duties can only be performed by the non-executive directors. In addition, an executive director may not be appointed as the Chairman or delegated the task of establishing the remuneration of executive directors, or nominating directors for appointment. Tasks that have not been allocated fall within the power of the board as a whole. Regardless of an allocation of tasks, all directors remain collectively responsible for the general affairs of the company. Therefore, certain important decisions of the board should be adopted by the board in its entirety. All directors are jointly and severally liable for failure of one or more co-directors. However, an individual director may be exempted from liability if he proves that he cannot be held seriously culpable for the mismanagement or the improper supervision and that he has not been negligent in seeking to prevent the consequences of the mismanagement or the improper supervision. In this regard a director may refer to the allocation of tasks between the directors. In certain circumstances, directors may incur additional specific civil, administrative and criminal liabilities.

Indemnification of Directors and Officers

Without prejudice to any indemnity to which such person may be contractually or otherwise entitled and to the fullest extent permitted by applicable Dutch law, as the same exists or may be amended (but, in the case of such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than such law permitted us to provide prior to such amendment), the Articles provide that we will indemnify any director or officer who was, is, or becomes in his or her capacity as director or officer a party or witness or is or becomes threatened to be made a party or witness to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, or administrative or any action, suit, or proceeding in order to obtain information, against any and all liabilities including all expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement, and other financial losses, actually and reasonably incurred by him in connection with such action, suit, or proceeding. As a Dutch company, our indemnification obligations to our directors and officers will be subject to and interpreted in accordance with Dutch law.

Under Dutch law, indemnification generally will not be available to any person in respect of any claim, issue, or matter as to which such person will have been adjudged in a final and non-appealable judgment by a Dutch or other court of competent jurisdiction to be liable for intentional recklessness or willful misconduct in the performance of his or her duty to us unless such court determines that such person is fairly and reasonably entitled to such indemnification despite the adjudication of such liability, or to the extent any related costs and losses have been insured and reimbursed to such person under any applicable insurance policy. Also, no indemnification will be made in respect of any claim brought by us and for which the person is adjudged in a final and non-appealable judgment to be liable to us unless the court or we have determined that indemnification of some or all expenses incurred by the person is appropriate and permitted under applicable law.

We also have entered into indemnification agreements with each of our directors and certain of its officers that provide them with substantially similar indemnification rights to those provided under the Articles.

The Articles also provide that we may maintain an insurance policy which insures directors and officers against certain liabilities which might be incurred in connection with the performance of their duties. We currently maintain such a policy. The description of indemnity herein is merely a summary of the provisions in the Articles and other indemnification agreements, and such description shall not limit or alter the provisions in the Articles or other indemnification agreements. The Shareholder Agreement provides for indemnification of us and our directors and officers by Abbott and the selling shareholders, and of Abbott and the selling shareholders and their respective directors and officers by us, against certain liabilities.

Forum Selection

Unless we consent in writing to the selection of an alternative forum, the competent courts of Amsterdam, the Netherlands will be the sole and exclusive forum for any action asserting a claim for breach of a duty owed by any of our directors, officers, or other employees (including any of our former directors, former officers, or other former employees to the extent such claim arises from such director, officer, or other employee’s breach of duty while serving as our director, officer, or employee) to us or our shareholders; any action asserting a claim arising pursuant to or otherwise based on any provision of Dutch law or our Articles; any action asserting a claim that is mandatorily subject to Dutch law; or to the extent permitted under Dutch law, any derivative action or proceeding brought on behalf of us, in each such case subject to such court having personal jurisdiction over the indispensable parties named as defendants therein.

Compensation of Directors

Dutch law requires that we have a policy governing the remuneration of directors adopted by the General Meeting upon the recommendation and proposal of our Board. The remuneration of each individual executive director will be determined by our Board with due observance of the remuneration policy. The executive directors may not participate in the deliberation and the decision-making process of our Board if it concerns the remuneration of an executive director. The remuneration of the individual non-executive directors will be determined by our Board with due observance of the remuneration policy.

Proposals concerning plans or arrangements in the form of shares or rights to subscribe for shares for directors will be submitted by our Board to the General Meeting. The proposal must include the maximum number of shares and/or options that may be granted to directors under the plan and which criteria apply to the granting of such shares or options or to the modification of these arrangements.

Protective Measures

Under Dutch law, various protective measures are permissible. Our governance arrangements include several provisions that may have the effect of delaying a potential takeover or making a takeover more difficult or less attractive, including:

•	we have issued to Stichting Preferred Shares Mylan (a Dutch foundation (stichting)) a call option to subscribe for our preferred shares that, if exercised, could discourage, prevent or delay a potential takeover or allow us to further discuss with a potential acquiror its future plans for us as well as to search for strategic alternatives;

•	requirements that certain matters, including the amendment of our Articles (see “Approval of Certain Transactions” description below), may only be brought to the General Meeting for a vote upon a proposal by our Board; and

•	subject the appointment of our directors to a binding nomination by our Board.

Approval of Certain Transactions

Under Dutch law, resolutions of a company’s board of directors regarding a significant change in the identity or nature of the company or its business must be approved at a General Meeting. Such resolutions include in any event the transfer of the business or a substantial part thereof, entering into or terminating a long-lasting cooperation agreement with a third party, and the sale or purchase of a company or a stake in a company with a value of one-third of the assets of the company (according to the most recently adopted annual accounts plus the explanatory notes to that balance sheet).

Our Articles require that certain transactions between us and an “interested person” be approved by a majority of at least 75% of the votes cast, representing more than half of the issued share capital, of the General Meeting. An “interested person” is defined by our Articles to mean any person who beneficially owns ten percent or more of our outstanding ordinary shares. The transactions subject to this special vote requirement include (i) any legal merger to which we and an interested person are parties, (ii) any legal demerger to which we and an interested person are parties, (iii) any sale, lease, exchange, or other disposition of all or substantially all of our properties or assets to an interested person, (iv) the adoption of any plan or proposal for our liquidation or dissolution under which the rights of an interested person differ from those accorded to other holders of our ordinary shares, or (v) any transaction of a character described in (i), (ii), (iii), or (iv) involving an “affiliate” or “associate” of an interested person or an associate of any such affiliate. For purposes of this provision, (i) an “affiliate” of a person is another person that directly or indirectly controls, is controlled by, or is under common control with such person and (ii) an “associate” of a person is (a) any corporation or organization of which such person is an officer, partner, or beneficial owner of ten percent or more of any class of equity securities, (b) any trust or estate in which such person has a ten percent or greater beneficial interest or for which such person serves as a trustee or in a similar capacity, or (c) any relative or spouse of such person, or relative of such spouse, who has the same residence as such person. This special shareholder vote requirement does not apply to any transaction which is (i) approved by the vote of a majority of our Board prior to the time the interested person connected with the transaction became an interested person or (ii) approved by our Board prior to the consummation by the vote of an absolute majority of the votes cast, whereby the majority of all executive and non-executive directors of our Board who were not interested persons, an affiliate, associate, or agent of such interested persons, or an associate or agent of any such affiliate voted in favor of the resolution. Our Articles provide that the General Meeting may only adopt certain resolutions upon the recommendation and proposal of our Board. These resolutions concern, amongst other items, (i) any amendment to our Articles; (ii) any legal merger of us; (iii) any demerger; or (iv) any dissolution of us.

Squeeze-Out

Under Dutch law, a shareholder who for his own account contributes at least 95% of a company’s issued share capital may initiate proceedings against the company’s minority shareholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer van het Gerechtshof Amsterdam) (the “Enterprise Chamber”). The Enterprise Chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary, after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares must give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

Dissolution/Liquidation

A resolution to dissolve our company may be proposed by our Board and adopted by an absolute majority of the votes cast, in a meeting in which at least one third of our issued share capital is present or represented.

If we are dissolved, our assets would be used for payment of debts. After payment of debts and the costs of liquidation, payments are first made to the holders of any outstanding preferred shares in accordance with the procedures set forth in our Articles and below, and the balance of our assets would be paid to the holders of our ordinary shares in proportion to the number of our ordinary shares they held. If our preferred shares are outstanding at the time of a dissolution, prior to the distribution to the holders of our ordinary shares, an amount will be paid to the holders of our preferred shares equal to redemption amounts, increased by: (i) any deficit in the payment of dividend referred to in our Articles and (ii) an amount equal to the percentage referred to in our Articles on the compulsory amount paid on the preferred shares, calculated over the period starting on the first day after the last full financial year for which the company has adopted annual accounts prior to the liquidation and ending on and including the day of the payment on preferred shares referred to above, plus any accrued and unpaid dividends for prior periods, with due observance of the fact that any and all dividends and/or other distributions paid on the preferred shares relating to such periods will be deducted from the payment.

Listing

Our ordinary shares are listed on NASDAQ under the ticker symbol “MYL.”

Shareholder Agreement

As a condition to the consummation of the EPD Transaction, we, Abbott and certain subsidiaries of Abbott entered into the Shareholder Agreement. The Shareholder Agreement sets forth certain terms and conditions concerning our ordinary shares owned by the selling shareholders, which represented approximately 14.2% as of the date of this prospectus. For a summary of the terms of the Shareholder Agreement, see “Selling Shareholders—Shareholder Agreement” beginning on page 7 of this prospectus.

LEGAL MATTERS

Legal matters relating to the validity of the ordinary shares to be offered pursuant to this prospectus have been passed upon by NautaDutilh N.V., our Dutch counsel.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedule, incorporated by reference into this prospectus from Mylan N.V.’s Current Report on Form 8-K filed on June 11, 2015, and the effectiveness of Mylan Inc.’s internal control over financial reporting as of December 31, 2014 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of the EPD Business appearing in Mylan N.V.’s Current Report on Form 8-K/A dated March 26, 2015 at and for the year ended December 31, 2014 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to expense allocations from the consolidated financial statements and accounting records of Abbott). Such combined financial statements of the EPD Business are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of the EPD Business as of December 31, 2013 and December 31, 2012 and for each of the three years in the period ended December 31, 2013 incorporated by reference in this prospectus from Mylan Inc.’s Proxy Statement on Schedule 14A filed December 24, 2014 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference herein (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to expense allocations from the consolidated financial statements and accounting records of Abbott), and such combined financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

WE ARE ORGANIZED AND EXISTING UNDER THE LAWS OF THE NETHERLANDS, AND, AS SUCH, THE RIGHTS OF HOLDERS OF THE ORDINARY SHARES AND THE CIVIL LIABILITY OF OUR DIRECTORS AND OFFICERS WILL BE GOVERNED IN CERTAIN RESPECTS BY THE LAWS OF THE NETHERLANDS AND OUR ARTICLES. IN ADDITION, A SUBSTANTIAL PORTION OF OUR ASSETS WILL BE LOCATED OUTSIDE OF THE UNITED STATES. UNDER OUR ARTICLES, UNLESS WE CONSENT IN WRITING TO THE SELECTION OF AN ALTERNATIVE FORUM, THE COMPETENT COURTS OF AMSTERDAM, THE NETHERLANDS WILL BE THE SOLE AND EXCLUSIVE FORUM FOR ANY ACTION ASSERTING A CLAIM FOR BREACH OF A DUTY OWED BY ANY OF OUR DIRECTORS, OFFICERS, OR OTHER EMPLOYEES (INCLUDING ANY OF OUR FORMER DIRECTORS, FORMER OFFICERS, OR OTHER FORMER EMPLOYEES TO THE EXTENT SUCH CLAIM ARISES FROM SUCH DIRECTOR, OFFICER, OR OTHER EMPLOYEE’S BREACH OF DUTY WHILE SERVING AS OUR DIRECTOR, OFFICER, OR EMPLOYEE) TO US OR OUR SHAREHOLDERS; ANY ACTION ASSERTING A CLAIM ARISING PURSUANT TO OR OTHERWISE BASED ON ANY PROVISION OF DUTCH LAW OR OUR ARTICLES; ANY ACTION ASSERTING A CLAIM THAT IS MANDATORILY SUBJECT TO DUTCH LAW; OR TO THE EXTENT PERMITTED UNDER DUTCH LAW, ANY DERIVATIVE ACTION OR PROCEEDING BROUGHT ON BEHALF OF US, IN EACH SUCH CASE SUBJECT TO SUCH COURT HAVING PERSONAL JURISDICTION OVER THE INDISPENSABLE PARTIES NAMED AS DEFENDANTS THEREIN. AS A RESULT, IT MAY BE MORE DIFFICULT FOR HOLDERS OF THE ORDINARY SHARES TO SERVE PROCESS ON US OR OUR DIRECTORS AND OFFICERS IN THE UNITED STATES OR OBTAIN OR ENFORCE JUDGMENTS FROM U.S. COURTS AGAINST US OR OUR DIRECTORS AND OFFICERS BASED ON THE CIVIL LIABILITY PROVISIONS OF THE U.S. SECURITIES LAWS. THERE IS DOUBT AS TO WHETHER THE COURTS OF THE NETHERLANDS WOULD ENFORCE CERTAIN CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS IN ORIGINAL ACTIONS OR ENFORCE CLAIMS FOR PUNITIVE DAMAGES. UNDER OUR ARTICLES, WE INDEMNIFY AND HOLD HARMLESS OUR DIRECTORS AND OFFICERS AGAINST ALL CLAIMS AND SUITS BROUGHT AGAINST THEM, SUBJECT TO LIMITED EXCEPTIONS.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered hereby. All amounts are estimates:

Amount to be Paid
SEC registration fee	$261,546.74
Legal fees and expenses	33,333.00
Accounting fees and expenses	20,000.00
Transfer agent and registrar fees and expenses	6,667.00
Stock exchange listing fees	43,333.00
Printing and engraving costs	13,333.00
Miscellaneous	6,667.00

Total	$384,879.74

Item 15. Indemnification of Directors and Officers.

Without prejudice to any indemnity to which such person may be contractually or otherwise entitled and to the fullest extent permitted by applicable Dutch law, as the same exists or may be amended (but, in the case of such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than such law permitted the Registrant to provide prior to such amendment), the Registrant’s articles of association (the “Articles”) provide that the Registrant will indemnify any director or officer who was, is, or becomes in his or her capacity as director or officer a party or witness or is or becomes threatened to be made a party or witness to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, or administrative or any action, suit, or proceeding in order to obtain information, against any and all liabilities including all expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement, and other financial losses, actually and reasonably incurred by him or her in connection with such action, suit, or proceeding.

Under Dutch law, indemnification generally may not be available to any person in respect of any claim, issue, or matter as to which such person will have been adjudged in a final and non-appealable judgment by a Dutch or other court of competent jurisdiction to be liable for intentional recklessness or willful misconduct in the performance of his or her duty to the Registrant unless such court determines that such person is fairly and reasonably entitled to such indemnification despite the adjudication of such liability, or to the extent any related costs and losses have been insured and reimbursed to such person under any applicable insurance policy. Also, indemnification may not be available in respect of any claim brought by the Registrant and for which the person is adjudged in a final and non-appealable judgment to be liable to the Registrant unless the court or the Registrant shall have determined that indemnification of some or all expenses incurred by such person is appropriate and permitted under applicable law.

The Registrant also has entered into indemnification agreements with each of its directors and certain of its officers that provide them with substantially similar indemnification rights to those provided under the Registrant’s Articles.

The Articles also provide that the Registrant may maintain an insurance policy which insures directors and officers against certain liabilities which might be incurred in connection with the performance of their duties. The Registrant currently maintains such a policy. The description of indemnity herein is merely a summary of the provisions in the Articles and other indemnification agreements, and such description shall not limit or alter the provisions in the Articles or other indemnification agreements.

The Shareholder Agreement dated as of February 27, 2015, among the Registrant, Abbott Laboratories and the Abbott subsidiaries party thereto, provides for indemnification of the Registrant and its directors and officers by Abbott and such subsidiaries, and of Abbott and such subsidiaries and their respective directors and officers by the Registrant, against certain liabilities.

Any underwriting agreement which may be filed as an exhibit to a post-effective amendment to this Registration Statement or incorporated herein by reference to documents to be filed with the SEC under the Exchange Act may provide for indemnification by the underwriters of us and our directors and officers and the selling shareholders, and by us and the selling shareholders of the underwritings, for certain liabilities arising under the Securities Act or otherwise in connection with any offering.

Item 16. Exhibits.

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

The agreements included or incorporated by reference as exhibits to this Registration Statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Registration Statement not misleading.

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (i), (ii), and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities

Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of this Registration Statement or made in a document incorporated or deemed incorporated by reference into this Registration Statement or prospectus that is part of this Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this Registration Statement or prospectus that was part of this Registration Statement or made in any such document immediately prior to such effective date.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on September 14, 2015.

MYLAN N.V.

By:	/s/ John D. Sheehan
Name: John D. Sheehan
Title: Executive Vice President and Chief Financial Officer

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, Mylan N.V. has duly caused this Registration Statement to be signed by the following duly authorized representative in the United States:

MYLAN N.V.

By:	/s/ John D. Sheehan
Name: John D. Sheehan
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Mylan N.V., a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands, hereby constitutes and appoints John D. Sheehan, and each of them, as his or her true and lawful attorney-in-fact and agent, severally, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert J. Coury Robert J. Coury	Non-Executive Director and Executive Chairman of the Board	September 14, 2015

/s/ Heather Bresch Heather Bresch	Chief Executive Officer and Executive Director (Principal Executive Officer)	September 14, 2015

/s/ John D. Sheehan John D. Sheehan	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Accounting Officer)	September 14, 2015

Signature	Title	Date

/s/ Rodney L. Piatt Rodney L. Piatt	Non-Executive Director, Lead Independent Director and Vice Chairman of the Board	September 14, 2015

/s/ Wendy Cameron Wendy Cameron	Non-Executive Director	September 14, 2015

/s/ Robert J. Cindrich Robert J. Cindrich	Non-Executive Director	September 14, 2015

/s/ JoEllen Lyons Dillon JoEllen Lyons Dillon	Non-Executive Director	September 14, 2015

/s/ Neil F. Dimick Neil F. Dimick	Non-Executive Director	September 14, 2015

/s/ Melina Higgins Melina Higgins	Non-Executive Director	September 14, 2015

/s/ Douglas J. Leech Douglas J. Leech	Non-Executive Director	September 14, 2015

/s/ Rajiv Malik Rajiv Malik	President and Executive Director	September 14, 2015

/s/ Joseph C. Maroon, M.D. Joseph C. Maroon, M.D.	Non-Executive Director	September 14, 2015

/s/ Mark W. Parrish Mark W. Parrish	Non-Executive Director	September 14, 2015

/s/ R.L. Vanderveen, Ph.D., R. Ph. R.L. Vanderveen, Ph.D., R. Ph.	Non-Executive Director	September 14, 2015

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

3.1	Articles of Association of Mylan N.V., filed as Exhibit 3.1 to the Mylan N.V. Current Report on Form 8-K filed on February 27, 2015, and incorporated herein by reference.

4.2	Shareholder Agreement, filed as Exhibit 2.2 to the Mylan N.V. Current Report on Form 8-K filed on February 27, 2015, and incorporated by reference herein.

5.1**	Opinion of NautaDutilh N.V. regarding the legality of the ordinary shares of Mylan N.V.

23.1**	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2**	Consent of Deloitte & Touche LLP, independent auditor.

23.3**	Consent of Ernst & Young LLP, independent auditor

23.4**	Consent of NautaDutilh N.V. (included in Exhibit 5.1).

24.1**	Power of Attorney (included on signature page hereto).

*	If any Underwriting Agreement is used, it will be filed by amendment or as an exhibit to a Current Report on Form 8-K and incorporated by reference herein.

**	Filed herewith.